Exhibit 10.07

*Confidential Treatment has been

requested for the marked portions

of this exhibit pursuant to Rule

406 of the Securities Act of

1933, as amended.

FLEXTRONICS INFRASTRUCTURE

MANUFACTURING SERVICES AGREEMENT

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 9th day of February 2011 by and between lnfoblox Inc. having its place of business at 4750 Patrick Henry Drive, Santa Clara, CA 95054, (“Customer”) and Flextronics Telecom Systems, Ltd., having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“Flextronics”).

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement and in applicable SOWS (as defined below) to be attached by mutually agreement. The parties agree as follows:

1.	DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.	MANUFACTURING SERVICES

2.1. Work. Customer hereby engages Flextronics to perform the work (hereinafter “Work”). “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter “Product(s)”) pursuant to detailed written Specifications. Products can include, as identified in each applicable SOW (as defined below), PCBA-level products (“PCBA Products”), enclosure products (“Enclosures”), and customer configured finished products (“BTO Products”). Products, together with applicable pricing and Specifications, are identified in mutually-agreed upon statements of work (each, a “Statement of Work” or “SOW”), which may also include information such as the site at which the Work shall be performed and other relevant information, and each of which upon execution is incorporated by reference and subject to the terms of this Agreement. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List, and shall be maintained and updated in accordance with the terms of this Agreement. The Specifications as provided by Customer (which may be referenced in (or attached to) the applicable SOW) and included in Flextronics’s production document management system are hereby referenced and incorporated herein. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Customer requires any such services, the parties shall enter into a separate agreement. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

2.2. Engineering Changes. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics shall proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs.

2.3. Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, to be set forth in Flextronics’s quotation. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.

2.4. Cost Reduction Projects. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods. [*] implementation of such ways initiated by Customer.

3.	FORECASTS; ORDERS; FEES; PAYMENT

3.1. Forecast and Purchase Orders.

(a) Customer shall provide Flextronics, on a [*] basis, a rolling [*] ([*]) month forecast indicating Customer’s monthly Product requirements.

(b) Unless a different timeframe is set forth in an SOW, Customer shall on a [*] basis provide purchase orders for following portion of the forecast:

(i) For BTO Products, purchase orders to cover the agreed Lead Time by Product, as set forth in the applicable SOW.

(ii) For all other Products, purchase orders for the first [*] ([*]) months of the then-applicable forecast.

Such purchase orders shall be issued and updated [*] in accordance with Section 3.2 and 5 below. If Customer fails to submit required purchase orders as set forth above, then the applicable portions of then-applicable forecast shall be deemed to constitute Customer’s purchase order for such [*].

3.2. Purchase Orders; Precedence. Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

3.3. Purchase Order Acceptance. Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) if a purchase order would extend Flextronics’s liability

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

beyond Customer’s approved credit line. Flextronics shall notify Customer of rejection of any purchase order within five (5) business days of receipt of such purchase order.

3.4. Fees; Changes; Taxes.

(a) The fees shall be quoted in U.S. Dollars, shall be agreed by the parties and shall be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List identified in the applicable SOW (the “Fee List”). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.

(b) Customer is responsible for additional fees and costs due to: (a) changes to the Specifications; (b) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Customer’s requirements.

(c) The fees may be reviewed [*] by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics. If any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including, without limitation, mandatory wage increases) result in changes to the costs of performance of any Work hereunder (a “Governmental Change”), then the parties shall, as soon as possible following the identification of such Governmental Change, agree on and implement revised prices to reflect such Governmental Change.

(d) All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items. This subsection (d) does not apply to taxes on Flextronics’s net income.

(e) Unless otherwise agreed in a SOW, the Fees List shall be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency. The fees shall be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month, for the following month to the extent that such Exchange Rates change more than +/- .75% from the prior month (the “Currency Window”). “Exchange Rate(s)” is defined as the closing currency exchange rate(s) as reported on Reuters’ page FIX on the last business day of the current month prior to the following month. “Functional Currency” means the currency in which all payments are to be made pursuant to Section 3.5 below. “Parts Purchase Currency(ies)” means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.5. Payment and Guaranty. Customer shall pay all invoices in U.S. Dollars within [*] ([*]) days of the date of the invoice. Customer hereby unconditionally guarantees to Flextronics the full and prompt compliance by all Customer Affiliates with the terms and conditions of this Agreement, whether now existing or later arising (the “Guaranteed Obligations”). This guarantee is absolute, continuing, unlimited and independent and will not be affected, diminished or released for any reason. Customer waives (i) diligence, presentment, demand for payment, protest or notice of any default or nonperformance by any Customer Affiliate, (ii) notice of waivers or indulgences given to any Customer Affiliate and (iii) all defenses, offsets and counterclaims against Flextronics, any right to the benefit of any security or statute of limitations, and any requirement that Flextronics proceed first against a Customer Affiliate or any collateral security and all other suretyship defenses. Until the Guaranteed Obligations have been paid and performed in full, Customer will not enforce any right of subrogation. Customer shall indemnify, defend and hold Flextronics and its affiliates harmless from any and all claims by any Customer Affiliates to the extent that such claims are inconsistent with the terms and conditions of this Agreement. For purposes of this Section, “Customer Affiliates” means Affiliates of Customer that purchase Products from Flextronics or any of its Affiliates.

3.6. Late Payment. If Customer fails to pay amounts due in accordance with the foregoing, Customer shall pay one percent (1%) monthly interest on all late payments. Furthermore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may, in its sole discretion [*] ([*]) days after providing written notice to Customer, undertake any or any combination of the following: (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Customer for additional fees before the Work can resume. Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

4.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1. Authorization to Procure Materials, Inventory and Special Inventory. Customer’s accepted purchase orders and forecast shall constitute authorization for Flextronics to procure, without Customer’s prior approval,

(a) Inventory to manufacture the Products covered by such purchase orders and forecast based on the applicable Lead Times; and

(b) Special Inventory authorized by Customer, and

(c) Minimum Order Inventory reasonably required to support Customer’s purchase orders and forecast; and

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.2. Supply Chain Management.

(a) Purchases Off Of AVL. Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product.

(b) Customer Controlled Materials. Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Customer acknowledges that the Customer Controlled Materials Terms shall directly impact Flextronics’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Controlled Materials Terms shall create an additional cost that is not covered by this Agreement, then Flextronics shall notify Customer and the parties shall agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers. Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with suppliers that shall negatively impact Flextronics’s procurement activities.

(c) Preferred Supplier. Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product. Customer shall include Flextronics on AVL’s for Materials that Flextronics can supply, if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, then Customer shall raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.3 only, the term “Flextronics” includes any companies affiliated with Flextronics.

(d) Materials Warranties. Flextronics shall endeavor to obtain and pass through to Customer (without any actual liability for) the following warranties with regard to the Materials (other than the Production Materials): (i) conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) that the Materials shall be free from defects in workmanship; (iii) that the Materials shall comply with Environmental Regulations; and (iv) that the Materials shall not infringe the intellectual property rights of third parties.

(e) Inventory Commitments. The parties shall use their respective commercially reasonable efforts to achieve a targeted [*] ([*]) turns of the Inventory per year. These efforts shall include, but not be limited to, improvements in forecasting accuracy, negotiating and implementation vendor managed inventory (VMI) programs, implementing manufacturing cycle time reductions through lean programs, and reducing supplier lead-times. The parties shall review the actual inventory turns during the quarterly business review. If the turns are below the targeted turns, the parties shall outline actions to improve the turns.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.3. Customer Responsibility for Inventory and Special Inventory. Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under this Section 4.

4.4. Consigned Materials. In the event Customer consigns Excess Inventory purchased by Customer to be used by Flextronics in the manufacture of the Product (“Consigned Materials”), Customer agrees to take delivery of the Consigned Materials after [*] ([*]) days. Title to Consigned Materials remains at all times with Customer and Flextronics has no obligation to purchase the Consigned Materials. All Consigned Materials are subject to a storage and handling charge of [*] percent ([*]%) of the value of the Consigned Materials per month until such Inventory is used to manufacture Products or is shipped to Customer at the end of the [*] ([*]) day period. Flextronics shall ensure that such Consigned Materials will be allocated part numbers to indicate Customer’s ownership. Flextronics will bear responsibility for any damage or loss of Consigned Materials related to nonproduction causes while they are on the premises of Flextronics. Upon reasonable notice, Customer may observe the warehouse space in which the Consigned Materials are stored.

5.	SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1. Shipments. Flextronics shall (a) deliver all Products pursuant to the terms of this Agreement suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer’s destination specified in the applicable purchase order, and (b) make such deliveries EXW (Ex works, Incoterms 2000) Flextronics’s manufacturing facility. Risk of loss and title shall pass to Customer upon delivery by Flextronics of the Products to the stated delivery point in accordance with the applicable Incoterm. All freight, insurance and other shipping expenses, as well as any special packing expenses not expressly included in the original quotation for the Products, shall be paid by Customer. In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.

5.2. Quantity Increases and Shipment Schedule Changes.

(a) For any accepted purchase order or provided forecasts, Customer may increase the quantity of Products or reschedule the quantity of Products and their shipment date as provided below, in accordance with the following:

(i) For BTO Products:

A.	Purchase orders may not be rescheduled except by mutual agreement, which Flextronics may grant or withhold in its sole discretion.

B.	The forecast may be increased or decreased as required by Customer. Decreases in forecast shall be treated as cancellations,

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

for which Customer shall be responsible for costs and liabilities set forth in Section 5.3 below. For increases in forecast, Section 5. 2(b) shall apply.

(ii) For all other Products, Customer may adjust the quantity of Products ordered or forecast in accordance with the following table (the “Flexibility Table”):

Maximum Allowable Variance From Accepted Purchase Order & Forecast Quantities/ Shipment Dates

# of days before Shipment Date on Purchase Order or Forecast	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
[*]	[*]%	[*]%	[*]
[*]	[*]%	[*]%	[*] days
[*]	[*]%	[*]%	[*] days
[*]	[*]%	[*]%	[*] days

Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Any purchase order quantities increased or rescheduled pursuant to this Section 5.2(a) may not be subsequently increased or rescheduled.

For any changes (including but not limited to cancellation and reschedules), Customer shall be responsible for Inventory liability is set forth in 5.3(a) and the costs set forth in section 5.3(b).

(b) Flextronics shall use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases outside of the Flexibility Table require Flextronics’s approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the Flexibility Table, and if there are extra costs to meet such reschedule or increase, then Customer shall be liable for such extra costs.

(c) Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay.

(d) Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and Customer shall be responsible for such Products in the same manner as set forth Section 5.3.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

(e) If the forecast for any period is less than the previous forecast supplied over the same period, that amount shall be considered canceled and Customer shall be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.

5.3. Cancellations; Purchases of Excess and Obsolete Inventory and Cancellations.

(a) Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer shall pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to support the original delivery schedule [*]. In addition, if Flextronics notifies Customer that any Product (or partially completed Product) subject to such cancellation has remained in Flextronics’s possession for more than [*] ([*]) days, then Customer shall immediately purchase from Flextronics such Product at the established fees for such Products (or a pro-rata proportion thereof for any applicable work-in-progress).

(b) Notwithstanding anything else in this Agreement, Customer shall be responsible for Excess Inventory, Obsolete Inventory, and Aged Inventory. Prior to invoicing Customer for the amounts due pursuant to (i), (ii) and (iii) of this Section, Flextronics shall use commercially reasonable efforts for a period not to exceed 15 days, to return unused Inventory and Special Inventory and to cancel pending orders for such Inventory, and to otherwise mitigate the amounts payable by Customer.

(i) Excess Inventory. At the end of every calendar month, Flextronics shall report the Excess Inventory. Customer shall purchase the Excess Inventory that has been Excess Inventory for at least [*] at a price equal to the [*].

(ii) Obsolete Inventory. At the end of every calendar month, Flextronics shall report the Obsolete Inventory. After a validation period, which shall not exceed 15 days, Customer shall purchase the Obsolete Inventory at a price equal to [*].

(iii) Aged Inventory. At the end of every calendar month, Flextronics shall report the Aged Inventory. After validation, which shall not exceed 15 days, Customer shall purchase the Aged Inventory at a price equal to [*].

After purchase by Customer the Excess Inventory will be held in consignment by Flextronics and will be subject to the terms of Section 4.4 above (Consigned Materials). Flextronics shall ship the Inventory and Special Inventory paid for by Customer under this section to Customer promptly upon said payment by Customer. In the event Customer does not pay within [*] days, Flextronics shall be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within [*] days of its receipt of the invoice.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

(c) For changes (including but not limited to cancellation and reschedules) that are not consistent with the Flexibility Table, Customer shall be responsible for the following costs in addition to the charges set forth in Sections 5.3(a) and (b) above:

(i) any vendor cancellation charges incurred; and

(ii) expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable); and

(iii) the cost of unwinding any currency hedging contracts entered into by Flextronics that are affected by such reschedule or cancellation (as applicable) (it being understood that Flextronics shall provide Customer with a credit for any gain received by Flextronics as a result of such unwinding).

5.4. No Waiver. For the avoidance of doubt, Flextronics’s failure to invoice Customer for any of the charges set forth in this Section does not constitute a waiver of Flextronics’s right to charge Customer for the same event or other similar events in the future.

5.5. Finished Products Buffer Stock. Flextronics may, from time to time, at additional cost and fees to Customer, store finished Products in Flextronics’s facilities in order to increase Customer’s sourcing flexibility. On the [*]st day after such finished Products are moved into such storage facility, title and risk of loss for such Products shall transfer from Flextronics to Customer and shall be considered delivery and sale to Customer for the purposes of this Agreement. In accordance with the terms of this Agreement, Flextronics shall invoice Customer for such sale. Beginning immediately upon such transfer, Customer agrees to pay a storage and handling fee of [*] percent ([*]%) per month, or any portion thereof, based upon the contract price of the respective finished Products. The storage and handling fee shall continue to be accrued until Customer removes the respective Products from Flextronics’s facility. Upon the [*]th day following the foregoing transfer, Flextronics will ship the Products to Customer under the terms of this Agreement.

5.6.

6.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

6.1. Product Acceptance. The Products delivered by Flextronics shall be inspected and tested as required by Customer within [*] ([*]) days of receipt at the “ship to” location on the applicable purchase order. If Products do not comply with the express limited warranty set forth in Section 6.2 below, Customer has the right to reject such Products during said period. Products not rejected during said period shall be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products shall be promptly [*], and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

6.2. Express Limited Warranty. This Section 6.2 sets forth Flextronics’s sole and exclusive warranty and Customer’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

(a) Flextronics warrants that the Products shall have been manufactured in accordance with the applicable Specifications and shall be free from defects in workmanship for a period of [*] ([*]) months from the date of shipment. In addition, Flextronics warrants that Production Materials are in compliance with Environmental Regulations.

(b) Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials and/or Customer Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials or Products with any Environmental Regulations. Customer shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics’s express limited warranty.

(c) Upon any failure of a Product to comply with this express limited warranty, Flextronics’s sole obligation, and Customer’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

(d) Customer shall provide its own warranties directly to any of its end users or other third parties. Customer shall not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Customer shall not make any representations to end users or other third parties on behalf of Flextronics, and Customer shall expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

6.3. Epidemic Failure. During the term of this Agreement, Flextronics will repair or replace any affected Products for any Epidemic Failure due to any workmanship related cause that could have been identified at the time of manufacture through the Customer specified inspection and test procedures. An Epidemic Failure will be considered to exist when return rate data indicates that [*] percent [*]% of a Product shipped during any [*] ([*]) consecutive months has been proven to exhibit the substantially same major functional, mechanical, or appearance defect. Flextronics and Customer will agree to a reasonable plan and allocation of costs to carry out the repair or replacement of affected Product shipped during said [*] period. Upon agreement, Flextronics will pay any claims for [*] if the problem is a result of a breach by Flextronics of its express limited warranty set forth in Section 6.2.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

6.4. No Representations or Other Warranties. FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT.

7.	INTELLECTUAL PROPERTY LICENSES

7.1. Licenses. Customer hereby grants Flextronics a non-exclusive license during the term of this Agreement to use Customer’s patents, trade secrets and other intellectual property as necessary to perform Flextronics’s obligations under this Agreement.

7.2. No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

8.	TERM AND TERMINATION

8.1. Term. The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 (Termination) or 10.8 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.

8.2. Termination. This Agreement may be terminated by either party (a) for convenience upon ninety (90) days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.8 (Force Majeure).

8.3. Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement, except for breaches of Section 6.2, 9.1, 9.2, or 10.1. Sections 1.3., 5.3, 6.3, 7.4, 5.3, 5.4, 6.2, 6.3, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.

9.	INDEMNIFICATION; LIABILITY LIMITATION

9.1. Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2;

(b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications; or

(c) noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture of the Product in accordance with the Specifications.

9.2. Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

(a) any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics’s breach of its express limited warranties set forth in Section 6.2 hereof;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6. 2 hereof; or

(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.

9.3. Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnified party shall not, without the prior written consent of the indemnifying party, agree to the settlement, compromise or discharge of such third-party claim.

9.4. Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party’s sole responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast shall be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3 and 5.4 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party or otherwise provides reasonable assurances that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

9.5. No Other Liability. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS OF INDEMNIFICATION PURSUANT TO THIS SECTION 9 OR A BREACH OF SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THIS SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.6. CAP ON LIABILITY. EXCEPT WITH RESPECT TO FLEXTRONICS’S OBLIGATIONS OF INDEMNIFICATION PURSUANT TO THIS SECTION 9 OR BREACH OF SECTION 10.1 BELOW, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, FLEXTRONICS’S TOTAL LIABILITY TO CUSTOMER HEREUNDER SHALL BE SUBJECT TO AN AGGREGATE CAP IN ACCORDANCE WITH THE FOLLOWING: FLEXTRONICS’S MAXIMUM ANNUAL AGGREGATE LIABILITY TO CUSTOMER SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO 12% OF THE TOTAL GROSS AMOUNTS ACTUALLY PAID TO FLEXTRONICS BY CUSTOMER DURING THE IMMEDIATELY PRECEDING CALENDAR YEAR.

10.	MISCELLANEOUS

10.1. Confidentiality. Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a required legal process, subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such process or to obtain a protective order. Subject to each party’s right to maintain copies of Confidential Information in accordance with such party’s reasonable record-keeping requirements (and provided further that such information shall be used only as required by law or in connection with this Agreement), Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request or (ii) termination of this Agreement. Confidential information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. The existence and terms of this Agreement shall be confidential in perpetuity [*].

10.2. Use of Flextronics Name is Prohibited. The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 10.1 above. Accordingly, Customer may not use Flextronics’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Flextronics.

10.3. Entire Agreement; Severability. This Agreement and applicable SOWS constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

10.4. Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision. Neither party shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

10.5. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.6. Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 10.11 below.

10.7. Insurance. Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.

10.8. Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

10.9. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, (a) Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity, and (b) Customer may assign this Agreement to an acquirer of all or substantially all of Customer’s business or assets, subject to Flextronics’s credit approval and to Flextronics’s right to terminate in accordance with Section 8.2.

10.10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications shall be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

10.11. Disputes Resolution; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b) Any and all Disputes shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. (“JAG”), who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator shall select an independent Arbitrator.

(d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be Denver, Colorado, although the arbitrators may be selected from rosters outside Denver.

(e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, Colorado law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in Denver, Colorado; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii) Expert Discovery. Each party may select a witness who is retained or specially employed to provide expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(g) The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section.

(h) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.

(i) This Agreement’s arbitration provisions are to be performed in Denver, Colorado. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section, to review or confirm the award in arbitration, or for preliminary injunctive relief, shall be brought exclusively in a court of competent jurisdiction in the county of Denver, Colorado (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees.

(k) Notwithstanding anything contained in this Section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Subsection (b) of this Section, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Subsection (k), the provisions of

Subsections (a) through (j) of this Section, inclusive, as well as Subsections (l), (m) and (n) of this Section shall apply.

(l) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(m) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(n) In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

10.12. Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

10.13. Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

10.14. Controlling Law. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of Colorado, without regard to its conflicts of laws provisions; except to the extent there may he any conflict between the law of the State of Colorado and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the international Sale of Goods, as may be amended from time to time, shall not apply to this Agreement. The parties acknowledge and confirm that they have selected the laws of the State of Colorado as the governing law for this Agreement in part because Jug trial waivers are enforceable under Colorado law. The parties further acknowledge and confirm that the selection of the governing law is a material tern: of this Agreement.

10.15. Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

INFOBLOX INC.:		FLEXTRONICS TELECOM SYSTEMS, LTD.:

Signed:	/s/ Remo Canessa	Signed:	/s/ illegible

Print Name:	Remo Canessa	Print Name:

Title:	CFO	Title:	Director

                     2/9/11

EXHIBIT 1

Definitions

“Aged Inventory”	shall mean any Inventory and Special Inventory for which there has been zero or insignificant consumption for such Inventory over the past [*] months, which includes any particular item that Flextronics has had on hand for more than [*] months.

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Confidential Information”	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean, as applicable, the cost of Materials represented on the bill of materials or value of any manufacturing services performed on work-in-progress supporting the fees for Products at the time of the forecast or purchase order that supported the acquisition of such Materials.

“Customer Controlled Materials”	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual or non- contractual relationship.

“Customer Controlled Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.

“Customer Indemnitees”	shall have the meaning set forth in Section 9.1.

“Damages”	shall have the meaning set forth in Section 9.1.

“Disputes”	shall have the meaning set forth in Section 10.11(a)

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.

“Environmental Regulations”	shall mean EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

“Excess Inventory”	shall mean all Inventory and Special Inventory possessed or owned by Flextronics that is not required for consumption to satisfy the next [*] days of demand for Products under the then-current purchase order(s) and forecast.

“Fee List”	shall have the meaning set forth in Section 3.4.

“Flexibility Table”	shall have the meaning set forth in Section 5.2.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 9.2.

“Force Majeure”	shall have the meaning set forth in Section 10.8.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order or forecast from Customer.

“Lead Time(s)”	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Material Overhead Costs” or “MOH”	shall mean the reasonable costs to Flextronics of acquiring, managing and storing Materials, which shall be [*].

“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders and forecast because of minimum lot sizes available from the supplier.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

“Monthly Charges”	shall mean a finance carrying charge of [*] percent ([*]%) and a storage and handling charge of [*] percent ([*]%), in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“Obsolete Inventory”	Shall mean Inventory or Special Inventory that is any of the following: (a) removed from the bill of materials for a Product by an engineering change; (b) no longer on an active bill of material for any of Customer’s Products; or (c) on-hand Inventory and Special Inventory that are not required for consumption to satisfy the next [*] days of demand for Products under the then-current purchase order(s) and forecast.

“Product”	shall have the meaning set forth in Section 2.1.

“Production Materials”	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Materials.

“Special Inventory”	shall mean, individually and collectively, Minimum Order Inventory and Economic Order Inventory, safety stock and other mutually agreed Inventory to support flexibility or demand requirements.

“Specifications”	shall have the meaning set forth in Section 2.1.

“Work”	shall have the meaning set forth in Section 2.1.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.